EXECUTION VERSION

EXHIBIT 10.5

AMENDED AND RESTATED LEASE AGREEMENT

BETWEEN

KURT CHEW, LLC

Lessor

AND

AUSTIN CHALK PETROLEUM SERVICES CORP.

Lessee

Date: October 25, 2012

AMENDED AND RESTATED LEASE AGREEMENT

THIS AMENDED AND RESTATED LEASE AGREEMENT (this “Lease”) is made as of the 25th day of October, 2012 (“Effective Date”) by and between KURT CHEW, LLC, a Texas limited liability company, with offices at P.O. Box 155, Giddings, Texas 78942 (“Lessor”), and AUSTIN CHALK PETROLEUM SERVICES CORP., a Texas corporation, with offices at P.O. Box 1110, Giddings, Texas 78942 (“Lessee”).

RECITALS:

A.	Lessor and Lessee entered into that certain Lease Agreement (the “Original Lease”) dated January 1, 2012 with respect to the Property (as defined below).

B.	Lessor and Lessee desire to amend and restate the Original Lease in its entirety so that after this Lease is executed by Lessor and Lessee, only this Lease shall continue in full force and effect.

NOW THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree that from and after the Effective Date of this Lease, this Lease amends and restates the Original Lease in its entirety and this Lease alone shall govern the rights and obligations of Lessor and Lessee with respect to Lessee’s leasing of the Property.

W I T N E S S E T H:

ARTICLE 1

Demised Property and Term.

1.01.       Lessor, for and in consideration of the rents, covenants and agreements hereinafter reserved, mentioned and contained on the part of the Lessee, its successors and assigns, to be paid, kept and performed, has leased, rented, let and demised, and by these presents does lease, rent, let and demise unto Lessee, and Lessee does hereby take and hire, upon and subject to the covenants, agreements, provisions, limitations and conditions hereinafter expressed, that certain parcel of real property located in Lee County, Texas and more particularly described on Exhibit “A” attached hereto (the “Land”) and the office building and apartment (“Office Building”) and the shop (“Shop”) currently located on the Land (collectively, the “Buildings”, and together with the Land, the “Property”), to be used and occupied pursuant to all applicable laws, rules and regulations of the State of Texas pertaining thereto as to which Lessor, Lessee and the Property may be bound. The term “Property” shall not include the 0.689 acre tract of land described on Exhibit “B” attached hereto (“Excluded Property”).

1.02.       Lessee shall enjoy the tenancy of the Property subject to the provisions hereof, for a term (as may be extended as provided in this Lease, the “Term”) commencing on January 1, 2012 (“Commencement Date”) and expiring on December 31, 2014 (“Expiration Date”), subject to the renewal option set forth in Section 1.03 below.

1.03.       Upon the expiration of the initial Term of this Lease, Lessee shall have the right, privilege and option (the “Extension Option”) to extend the Term of this Lease for one (1) period of three (3) years (the “Extension Term”) under the same terms and conditions of this Lease then in effect, except that the Net Rent (as hereinafter defined) payable during the Extension Term shall be $5,750.00 per month. Lessee, if it elects to exercise its Extension Option, shall do so by giving Lessor written notice of such exercise at least ninety (90) days prior to the expiration of the initial Term of this Lease.

1.04.       Lessee represents and warrants to Lessor that (i) except as set forth in this Lease, neither Lessor nor any agent, officer, partner, joint venturer, employee, or representative of Lessor has made any representation whatsoever regarding the subject matter of this Lease or any part thereof, including (without limiting the generality of the foregoing) representations as to the applicable zoning, the physical nature or condition of the Property (including, without limitation, any latent defect) or operating expenses or carrying charges affecting the Property, and (ii) except as set forth in this Lease, Lessee, in executing, delivering and performing this Lease, does not rely upon any statement, information, or representation to whomsoever made or given, whether to Lessee or others, and whether directly or indirectly, verbally or in writing, made by any person, firm or corporation. Without limiting the foregoing, but in addition thereto, Lessee agrees to accept the Property in its “as is” condition on the Commencement Date subject to the existing state of title (without express or implied warranty of Lessor with respect to the condition, quality, repair or fitness of the Property for a particular use or title thereto), all such warranties being hereby waived and renounced by Lessee. The foregoing, however, is not intended to release Lessor from any and all obligations and/or liability that Lessor may have under applicable law, nor be a waiver of any rights Lessee may have under applicable law, relating to Hazardous Materials at, on or under the Property. Any diminution or shutting off of light, air or view by any structure which may hereafter be erected (whether or not constructed by Lessor) shall in no way affect this Lease or impose any liability on Lessor

1.05.       During the Term of this Lease including any renewals, Lessor and Lessee acknowledge that (i) Kurt Chew shall have exclusive use of the office he currently occupies, along with the apartment that is attached to said office, and the area shown on Exhibit “C” attached hereto (collectively, the “Kurt Chew Area”) and (ii) Lessee acknowledges that Lessor owns the personal property described on Exhibit “D” attached hereto (“Lessor’s Personal Property”) and that at no time may Lessee remove any of Lessor’s Personal Property. During the Lease, in the event Lessor removes any of Lessor’s Personal Property which are fixtures and attached to the Buildings, Lessor will replace such fixtures with commercially reasonable substitutes for the items removed.

1.06.       Lessor retains the right to pump and sell the water from the water well that is not currently being used. In the event that Lessor does sell the water from this water well, Lessor will use its best efforts to keep any interference with Lessee’s use of the Property to a minimum.

ARTICLE 2

Use of Property.

2.01.       The Property shall be used, and Lessee covenants and agrees to continuously at all times during the Term of this Lease to use the Property, for general office and industrial purposes and for no other use without the prior written consent of the Lessor (not to be unreasonably withheld, conditioned or delayed). Neither Lessor nor Lessee will (a) use or occupy or allow the Property or any part thereof to be used or occupied for any illegal, unlawful, disreputable or hazardous purpose or use or in violation of any certificate of occupancy or certificate of compliance or certificate of need covering or affecting the use of the Property or any part thereof or in any manner which would cause structural injury to the Property or any part thereof, (b) take any action or omit to take any action that would reasonably be expected to cause the value or usefulness of the Property or any part thereof to diminish, or (c) suffer any act to be done or cause any condition to exist on the Property or any part thereof, or any action to be brought thereon, which may be dangerous or which may constitute a nuisance, public or private, or waste, or which may make it impossible to obtain the insurance provided for herein or which may increase the cost of such insurance. Lessee shall not use, suffer or permit the Property or any part thereof to be used by Lessee, any third party or the public without restriction or in such manner as would reasonably be expected to impair Lessor’s title to the Property, or in such manner as would reasonably be expected to make possible a claim or claims of adverse usage or adverse possession or implied dedication of the Property or any part thereof by the public or third parties. Except as otherwise provided in this Lease, no action by Lessor shall be construed to mean that Lessor has granted to Lessee any authority to do any act or make any agreement that may create any such third party or public right, title, interest, lien, charge or other encumbrance upon the estate of the Lessor in the Property.

ARTICLE 3

Rent.

3.01.       Lessee covenants and agrees to pay in advance on the first day of each and every calendar month to Lessor, in lawful money of the United States, at the address specified above or such other place as Lessor shall designate by written notice to Lessee, beginning on the Commencement Date and ending December 31, 2012, a fixed rent at the monthly rate of FOUR THOUSAND and NO/100 DOLLARS ($4,000.00) per month and beginning on January 1, 2013 and ending December 31, 2014, a fixed rent at the monthly rate of FOUR THOUSAND SEVEN HUNDRED FIFTY and NO/100 DOLLARS ($4,750.00) per month (“Net Rent”).

3.02.       It is the intention of Lessor and Lessee that the Net Rent payable by Lessee to Lessor during the entire Term of this Lease shall be net of the property taxes more specifically described in ARTICLE 4 herein and all costs and expenses incurred in connection with or relating to the Property, including, without limitation, in connection with or relating to the management, operation, maintenance and repair of the Property in accordance with this Lease. Lessor shall have no obligations or liabilities whatsoever in connection with or relating to the Property or the management, operation, maintenance or repair of the Property during the term of this Lease, and Lessee shall be responsible for all obligations of every kind and nature whatsoever in connection with or relating to the Property or any part thereof, including, without limitation, the management, operation, maintenance and repair of the Property in accordance with this Lease and Lessee shall pay all costs and expenses incurred in connection therewith before such costs or expenses become delinquent.

3.03.       The Net Rent shall be paid to Lessor promptly when due without notice or demand therefor, and without any abatement, deduction, set-off, suspension or defense for any reason whatsoever.

3.04.       Lessee will also pay to Lessor promptly when due, in lawful money of the United States, at the address specified above or such other place as Lessor shall designate by written notice to Lessee, without notice or demand therefor and without any abatement, deduction, setoff, suspension or defense for any reason whatsoever, as additional rent (the “Additional Rent”), the Impositions (as defined in ARTICLE 4 hereof) which shall become due and payable from Lessee to Lessor under this Lease, and, in the event of any non-payment thereof (beyond all applicable notice, grace and cure periods set forth in this Lease), Lessor shall have (in addition to all other rights and remedies which Lessor may have hereunder) all the rights and remedies provided for herein or by law or equity in the case of non-payment of the Net Rent (beyond all applicable notice, grace and cure periods set forth in this Lease). Net Rent, Additional Rent and all other payments due by Lessee under this Lease are collectively referred to in this Lease as “Rent”.

3.05.       In the event any monthly installment of Net Rent or any payment of Additional Rent is not received by the Lessor on the day when due, a late fee of five percent (5%) of the amount due shall be due and payable, provided, however, that Lessee shall have a 5-day grace period once every 12 months during the Term, and if the amount due is paid during such 5-day grace period, no late fee shall be assessed. In no event shall such late fee be deemed to grant to Lessee a grace period or extension of time within which to pay any Rent or prevent Lessor from exercising any right or enforcing any remedy available to Lessor upon Lessee’s failure to pay all Net Rent or Additional Rent due and as required under this Lease, including, without limitation, the right to terminate this Lease (after giving effect to all applicable notice, grace and cure periods). All amounts of money payable by Lessee to Lessor hereunder, if not paid when due, shall bear Interest (as hereinafter defined) from the due date until paid.

3.06.       If the Commencement Date occurs on a day other than the first day of a calendar month, the Net Rent for such partial calendar month shall be prorated and paid on the Commencement Date. Any apportionments or prorations of Net Rent or Additional Rent to be made under this Lease shall be computed on the basis of a 365-day year.

3.07.       No payment by Lessee or receipt or acceptance by Lessor of a lesser amount than the correct Net Rent or Additional Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor’s right to recover the balance or pursue any other remedy in this Lease or at law or equity provided.

3.08.       Lessee shall pay Net Rent and Additional Rent as above and as herein provided, by good and sufficient check drawn on a bank which is a member of the Federal Deposit Insurance Corporation or a successor thereto.

3.09.       On the Commencement Date, Lessee shall pay Lessor the first month’s Net Rent and deposit with Lessor Net Rent for the last month of the Term of this Lease to be held by Lessor as a credit for the final Net Rent payment.

3.10.       On the Commencement Date, Lessee shall deposit with Lessor $4,000.00 (the “Security Deposit”), which shall be held by Lessor, without obligation for interest, to secure Lessee’s obligations under this Lease; however, the Security Deposit is not an advance rental deposit or a measure of Lessor’s damages for an Event of Default (defined below). Lessor may use any portion of the Security Deposit to satisfy Lessee’s unperformed obligations hereunder, without prejudice to any of Lessor’s other remedies. If so used, Lessee shall pay Lessor an amount that will restore the Security Deposit to its original amount upon request. In connection with any waiver of a Lessee default or modification of this Lease, Lessor may require that Lessee provide Lessor with an additional amount to be held as part of the Security Deposit. The unused portion of the Security Deposit will be returned to Lessee within a reasonable time after the end of the Term, provided that Lessee has fully and timely performed its obligations hereunder throughout the Term. In the event Lessor conveys the Land and assigns this Lease, the new owner shall reimburse Lessor for the Security Deposit upon the execution of the assignment of this Lease.

ARTICLE 4

Payment of Taxes, Assessments, Etc.

4.01.       Except as hereinafter provided in Section 4.02 or unless Lessee is then making deposits therefor pursuant to Section 4.03, Lessee covenants and agrees to pay, not later than fifteen (15) days before the first day on which any interest or penalty will accrue or be assessed for the non-payment thereof (“Due Date”), all of the following items applicable to or affecting the Property, or any part thereof accruing or payable from and after the Commencement Date and during the Term of this Lease or applicable thereto: (i) all real estate taxes and assessments (including, without limitation, assessments for special business improvement or assessment districts), (ii) personal property taxes, (iii) occupancy and rent taxes, (iv) water and sewer rents, rates and charges, and vault taxes, (v) county real estate taxes and charges, (vi) charges for public utilities, (vii) license and permit fees, and (viii) any taxes, assessments or governmental levies, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time during or applicable to the Term of this Lease or any part thereof may be assessed, levied, confirmed, or imposed upon, or grow or accrue or become due and payable out of, or charged with respect to, or become a lien on, the Property or any part thereof, or the sidewalks or streets in front of or adjoining the Property, or any vault, passageway or space in, over or under such sidewalk or street, or any other appurtenances to the Property, or any personal property, equipment or other facility used in the operation thereof, or the income received therefrom, or any use or occupation of the Property, or the Net Rent and Additional Rent payable hereunder, or any document to which Lessee is a party creating or transferring an interest or estate in the Property (all such items aforesaid being hereinafter collectively referred to as “Impositions”, and any of the same being hereinafter individually referred to as an “Imposition”); provided, however, that

(a)   if, by law, any Imposition which is an assessment not related to general real estate taxes may at the option of the taxpayer be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments plus interest as may become due during the Term of this Lease, provided that all such payments shall be made before any fine, penalty, further interest or other charge for non-payment of any installment may be added thereto and provided further that all such installments for any such Imposition imposed or becoming a lien during the Term of this Lease shall be paid in full on or before the Expiration Date subject to apportionment as provided in Paragraph (b) below.

(b)   any Imposition (including, without limitation, those Impositions which have been converted into installment payments by Lessee as referred to in Section 4.01(a)) relating to a fiscal period of the taxing authority, a part of which period is included within the Term of this Lease and a part of which is included in a period of time before the commencement or after the expiration or earlier termination of the Term of this Lease, shall (whether or not such Imposition shall be assessed, levied, confirmed, imposed upon or in respect of or become a lien upon the Property, or shall become payable, during the Term of this Lease) be adjusted between Lessor and Lessee as of the commencement and expiration or earlier termination of the Term of this Lease, as the case may be, so that Lessor shall pay that portion of such Imposition which that part of such fiscal period included in the period of time after the expiration or earlier termination and prior to the commencement of the Term of this Lease bears to such fiscal period, and Lessee shall pay the remainder thereof.

Lessee shall exhibit to Lessor paid receipts, if available, or other evidence of payment reasonably satisfactory to Lessor for all of the above items in this Section 4.01 within ten (10) days after Lessee’s receipt of written request by Lessor.

4.02.       Nothing herein contained shall require Lessee to pay municipal, state or federal income, excess profits, capital levy, estate, succession, inheritance, transfer or gift taxes of Lessor, any corporate franchise tax imposed upon Lessor, any tax imposed because of the nature of the business entity of Lessor, or any taxes applicable to the Excluded Property or the Kurt Chew Area; provided, however, that if, at any time during the Term of this Lease, the method of taxation prevailing at the Commencement Date shall be altered so that any new tax, assessment, levy (including, but not limited to, any municipal, state or federal levy), imposition or charge, or any part thereof, shall be measured by or be based in whole or in part upon the Property or any part thereof and shall be imposed upon Lessor, then all such new taxes, assessments, levies, impositions or charges, or the part thereof, shall be deemed to be included within the term “Impositions” to the extent that such Impositions would be payable if the Property were the only property of Lessor subject to such Impositions, and Lessee shall pay and discharge the same as herein provided in respect of the payment of Impositions.

4.03.

(a)   In order to ensure the payment of all Impositions, Lessee agrees to deposit with any fee mortgagee requiring payment of Impositions to it in escrow on the first day of each and every month during the Term of this Lease, one-twelfth (1/12) of all Impositions for the current Lease Year (as defined below) as reasonably estimated in writing by Lessor based on current bills for same (or, if unavailable, based on the previous Lease Year’s actual Impositions). Lessee shall deposit, at least fifteen (15) days prior to the Due Date for any Imposition, such additional amounts as may be necessary so that there shall be sufficient funds in such deposit account to pay each such Imposition at least fifteen (15) days in advance of the Due Date thereof. On or prior to April 30th of each Lease Year or as soon thereafter as administratively available, Lessor shall send to Lessee a statement of actual Impositions incurred for the prior Lease Year. If the amount prepaid or escrowed by Lessee exceeds the amount that was actually due then Lessor shall issue a credit to Lessee in an amount equal to the over charge, which credit Lessee may apply to future payments on account of Impositions until Lessee has been fully credited with the over charge. If the credit due to Lessee is more than the aggregate total of future rental payments, Lessor shall pay to Lessee the difference between the credit and such aggregate total within twenty (20) days of the computation of such credit. If Lessor has undercharged Lessee, then Lessor shall send Lessee an invoice with the additional amount due, which amount shall be paid in full by Lessee within twenty (20) days of receipt.

Within ninety (90) days following Lessee’s receipt of Lessor’s statement of actual Impositions for the prior Lease Year delivered in accordance with this Section 4.03(a), either an employee of Lessee or an accountant or other consultant retained by Lessee with experience in auditing books and records of similar real estate properties, at Lessee’s sole cost and expense, and upon reasonable prior written notice delivered to Lessor and in a manner so as to not unreasonably interfere with Lessor’s business, may examine or audit Lessor’s accounting records relating to the calculation of Impositions for such Lease Year. In the event Lessee’s audit reflects that the amount prepaid or escrowed by Lessee exceeds the amount that was actually due then Lessor shall issue a credit to Lessee in an amount equal to the over charge, which credit Lessee may apply to future payments on account of Impositions until Lessee has been fully credited with the over charge. If the credit due to Lessee is more than the aggregate total of future rental payments, Lessor shall pay to Lessee the difference between the credit and such aggregate total within twenty (20) days of the computation of such credit. If Lessee’s audit reveals that Lessor’s calculation of Impositions was overstated by three percent (3%) or more, Lessor shall pay for the reasonable and actual cost of such examination or audit. If the audit reveals that Lessor has undercharged Lessee for Impositions, then Lessor shall send Lessee an invoice with the additional amount due, which amount shall be paid in full by Lessee within twenty (20) days of receipt.

(b)   If at any time the amount of any Imposition is increased or Lessor or such fee mortgagee receives written notice indicating that such Imposition will be increased, and if the monthly deposits then being made by Lessee for this purpose would not make up a fund sufficient to pay such Imposition fifteen (15) days prior to the Due Date of such Imposition, said monthly deposits shall thereupon be increased after notice in writing to Lessee and Lessee shall deposit immediately with Lessor (or with any such fee mortgagee, as the case may be) sufficient moneys so that the moneys then on hand for the payment of said Imposition plus the increased one-twelfth (1/12) payments shall be sufficient to pay such Imposition at least fifteen (15) days before the Due Date of such Imposition.

(c)   For the purpose of determining whether Lessor (or any such fee mortgagee, as the case may be) has on hand sufficient moneys to pay any particular Imposition at least fifteen (15) days prior to the Due Date therefor, deposits for each category of Imposition shall be treated separately, it being the intention of the parties hereto that moneys deposited for the payment of an item not yet due and payable shall not be used for the payment of an item that is due and payable. Notwithstanding the foregoing, if Lessee fails to make any deposit required hereunder, Lessor (or such fee mortgagee) may use deposits for one item for the payment of another item then due and payable.

(d)   Upon the Expiration Date or earlier termination of this Lease, all such deposits then held shall be applied on account of any and all sums due to Lessor under this Lease and Lessee shall forthwith pay the resulting deficiency. The excess, if any, shall be returned to Lessee. Lessee shall not be entitled to any interest on such funds so deposited with Lessor or any fee mortgagee.

4.04.        If permitted by applicable law, and provided no Event of Default (hereinafter defined) is then in existence, Lessee shall have the right, at its own expense, to contest the amount or validity, in whole or in part, of any Imposition by appropriate proceedings diligently conducted in good faith, but only after payment of such Imposition (which payment may be made under protest, at Lessee’s option), unless such payment would operate as a bar to such contest or interfere materially with the prosecution thereof, in which event, notwithstanding the provisions of Sections 4.01 or 4.03, Lessee may postpone or defer payment of such Imposition, if and only if:

(a)   neither the Property (nor any other premises owed by Lessor) nor any part thereof would by reason of such postponement or deferment be, in the judgment of Lessor (exercised in good faith), in danger of being forfeited or lost; and no criminal liability could be, in the judgment of Lessor (exercised in good faith), imposed on Lessor by reason of such postponement or deferment, and

(b)   Lessee shall have deposited with Lessor or the assessing body (i) the amount so contested and unpaid, together with all interest and penalties as reasonably estimated by Lessor in connection therewith and all charges as reasonably estimated by Lessor that may or might be assessed against or become a lien or charge on the Property or any part thereof in such proceedings, or (ii) at Lessor’s option, such other security (in the form of a surety company bond or otherwise) reasonably required by Lessor or the assessing body.

Upon the termination of any such proceedings, Lessee shall pay the amount of such Imposition or part thereof as finally determined as due in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees, interest, penalties or other liabilities in connection therewith, and, upon such payment, Lessor shall, provided an Event of Default is not then in existence, return, without interest, any amount still on deposit with it with respect to such Imposition as aforesaid. If at any time during the continuance of such proceedings Lessor or the assessing body shall reasonably deem the amount deposited or the undertaking insufficient, Lessee shall, upon receipt of twenty (20) days’ prior written notice, make an additional undertaking or deposit with Lessor or the assessing body as Lessor or the assessing body reasonably may request, and upon failure of Lessee so to do, the amount theretofore deposited shall be applied by Lessor or the assessing body to the payment, removal and discharge of such Imposition and the interest and penalties in connection therewith and any costs, fees (including, without limitation, reasonable attorneys’ fees and disbursements) or other liability accruing in any such proceedings, and the balance, if any, shall be returned to Lessee or the deficiency, if any, shall be paid by Lessee immediately on written demand of Lessor to the taxing authority to which such Imposition is payable. Nothing contained in this Section 4.04 or elsewhere in this Lease shall be deemed to limit Lessee’s obligation to make the deposits provided for in Section 4.03 hereof.

Either Lessor or Lessee may, if it shall so desire, endeavor at any time or times to obtain a lowering of the assessed valuation upon the Property, or any part thereof, for the purpose of reducing taxes thereon, and in such event, the other party will cooperate in effecting such reduction.

4.05.       Lessor shall reasonably cooperate with Lessee in connection with any proceedings referred to in Section 4.04 but Lessor shall not be required to join in any such proceedings unless the provisions of any law, rule or regulation at that time in effect shall require that such proceedings be brought by and/or in the name of Lessor or any owner of the Property, in which event, Lessor shall join in such proceedings or permit the same to be brought in its name. Lessor shall not be subject to any liability for the payment of any costs or expenses in connection with any such proceedings, and Lessee will indemnify and save harmless Lessor from and against any such costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, and from any liability resulting from such proceeding. Lessee shall be entitled to any refund with respect to any Imposition and penalties or interest thereon which have been paid by Lessee (whether directly or through escrowed funds), or which have been paid by Lessor but previously reimbursed in full to Lessor by Lessee.

4.06.       The certificate, advice or bill of the appropriate official designated by law to make or issue the same or to receive payment of any Imposition, or of non-payment of such Imposition, shall be prima facie evidence that such Imposition is due and unpaid at the time of the making or issuance of such certificate, advice or bill.

4.07.       Unless escrowed as provided in Section 4.03, Lessor appoints Lessee the attorney-in-fact of Lessor for the purpose of making all payments to be made by Lessee pursuant to any of the provisions of this Lease to persons or entities other than Lessor. In case any person or entity to whom any sum is directly payable by Lessee under any of the provisions of this ARTICLE 4 shall refuse to accept payment of such sum from Lessee, Lessee shall thereupon give written notice of such fact to Lessor and shall pay such sum directly to Lessor at the address specified in Section 19.01 hereof, and Lessor shall promptly pay such sum to such person or entity.

4.08.       Unless escrowed as provided in Section 4.03, and except as otherwise provided in Section 4.07, Lessee shall make all payments of Impositions directly to the appropriate taxing authorities.

4.09.       Notwithstanding anything to the contrary hereinabove set forth, in the event any fee mortgagee requires any Imposition to be escrowed, Lessee shall comply with such mortgagee’s escrow requirements delivered to Lessee in writing.

ARTICLE 5

Insurance.

5.01.       At all times during the Term of this Lease, Lessee, at its own cost and expense, shall carry and maintain insurance coverage set forth below in the name of Lessor, Lessee and the holder of any fee mortgage (provided Lessee receives written notice of the identity of any such fee mortgagee) as their respective interests may appear.

(a)   Property Insurance.

(i)   Insurance on the Property (including, without limitation, the Buildings and all improvements thereto hereafter made by Lessee) and all fixtures, equipment and personal property at the Property under an “All Risks of Physical Loss” policy (hereinafter referred to as “All Risks”), including, without limitation, coverage for loss or damage by water, flood, subsidence and sprinkler damage and, when and to the extent obtainable from the United States government or any agency thereof at commercially reasonable rates, war risks; such insurance to be written with full replacement coverage (the “Replacement Value”), i.e., in an amount equal to the greater of (1) 100% of the full costs of replacement of the Property and such fixtures, equipment and personal property (less the cost of excavations, foundations and footings below the basement floor) or (2) an amount sufficient to prevent Lessee from becoming a co-insurer of any loss under the applicable policy. The insurance company’s determination of the amount of coverage required in clause (1) above shall be binding and conclusive on Lessor and Lessee for purposes of the coverage required by clause (1). A stipulated value or agreed amount endorsement deleting the co-insurance provision of the policy shall be provided with such insurance. If not otherwise included within the “All Risks” coverage specified above, Lessee shall carry or cause to be carried, by endorsement to such “All Risks” policy, coverage against damage due to water and sprinkler leakage, flood and collapse and shall be written with limits of coverage reasonably required by Lessor.

(ii)   The Replacement Value shall include the cost of debris removal and the value of grading, paving, landscaping, architects, and development fees.

(b)   Liability Insurance. Comprehensive general liability insurance with respect to the Property and the operations related thereto, whether conducted on or off the Property, against liability for personal injury, including bodily injury and death, and property damage. Such comprehensive general liability insurance shall be on an occurrence basis and specifically shall include:

(i)   Contractual Liability to cover Lessee’s obligation to indemnify Lessor as required hereunder; and

(ii)   Water damage and sprinkler leakage legal liability.

All such insurance against liability for personal injury, including bodily injury and death, and property damage as specified above shall be written for a combined single limit which is in accordance with Lessee’s current liability policies or which Lessee is then maintaining for the Property or such greater amount as may be determined by Lessee. Such limit shall be subject to reasonable increase (as reasonably determined by Lessor and Lessee) from time to time in accordance with the limits then being customarily carried on buildings of similar age and construction and similarly situated as the Property.

(c)   Miscellaneous Insurance. Such other insurance in such amounts as from time to time reasonably may be required by Lessor or any mortgagee of the fee of the Property.

5.02.       Lessee further covenants and agrees, at its sole cost and expense, to take out and maintain at all times during the Term of this Lease all necessary worker’s compensation insurance in compliance with applicable law covering all persons employed by Lessee in and about the Property.

In addition to the insurance carried by Lessee, during the course of any alteration or repair work undertaken by a contractor hired by or for Lessee, Lessee shall require such contractor to carry public liability insurance in limits of not less than the amounts herein specified for Lessee or such other amounts reasonably approved by Lessor.

5.03.       All insurance provided for in this ARTICLE 5 shall be in such form and shall be issued by such responsible insurance companies licensed to do business in the State of Texas as are reasonably approved by Lessor. Upon the execution of this Lease, and, thereafter, not less than thirty (30) days prior to the expiration dates of the expiring policies required pursuant to this ARTICLE 5, originals of the policies or renewal certificates, as the case may be, bearing notations evidencing the payment of premiums or accompanied by other evidence reasonably satisfactory to Lessor of such payment, shall be delivered by Lessee to Lessor.

5.04.       All policies of insurance provided for in Sections 5.01 and 5.02 shall name any mortgagee of the fee of the Property (provided Lessee receives written notice of the identity of any such fee mortgagee), Lessor and Lessee as the insureds as their respective interests may appear.

5.05.       Neither Lessor nor Lessee shall violate or permit to be violated any of the conditions, provisions or requirements of any insurance policy required by this ARTICLE 5, and Lessee shall perform, satisfy and comply with, or cause to be performed, satisfied and complied with, the conditions, provisions and requirements of the insurance policies and the companies writing such policies so that, at all times during the Term of this Lease, companies reasonably acceptable to Lessor provide the insurance required by this ARTICLE 5.

5.06.       Each policy of insurance required to be carried pursuant to the provisions of ARTICLE 5 shall contain (i) a provision that no act or omission of Lessor or Lessee shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, (ii) an agreement by the insurer that such policy shall not be cancelled, modified or denied renewal without at least thirty (30) days’ prior written notice to Lessor, (iii) an agreement that if cancellation is due to nonpayment of premiums, the insurer will so specify in the notice given in (ii) above and will reinstate the policy upon payment of the premiums by Lessor or a fee mortgagee, and (iv) a waiver of subrogation by the insurer.

5.07.       If, by reason of changed economic conditions, the insurance amounts referred to in this Lease become inadequate, upon Lessor’s request, the limits shall be reasonably increased by Lessor from time to time to meet changed circumstances including but not limited to changes in purchasing power of the dollar and changes indicated by the course of plaintiffs’ verdicts in personal injury actions in the District Court, Lee County, State of Texas.

ARTICLE 6

Damage or Destruction.

If at any time during the Term of this Lease the Property or any part thereof shall be damaged or destroyed by fire or other casualty (including any casualty for which insurance coverage was required by this Lease but not obtained) of any kind or nature, provided there are adequate insurance proceeds available to Lessee for such purposes under the policies of insurance required by this Lease, or there would have been adequate insurance proceeds available to Lessee if Lessee carried the policies of insurance required by this Lease, Lessee shall rebuild the same to substantially the condition which existed prior to such damage or destruction and this Lease shall continue in full force and effect. If there are not adequate insurance proceeds available to Lessee under the policies of insurance required by this Lease, and there would not have been adequate insurance proceeds available to Lessee if Lessee carried the policies of insurance required by this Lease, then Lessee may elect within ninety (90) days of such casualty by written notice to Lessor, to either (a) rebuild the same to substantially the condition which existed prior to such damage or destruction (or with such modifications as are reasonably approved by Lessor) in which event this Lease shall continue in full force and effect and Lessee shall pay any cost of rebuilding the Improvements not covered by such policies of insurance, or (b) provided Lessee is not then in default hereunder beyond any curative period provided herein, remove all improvements from the Land, at Lessee’s cost and expense, in which event this Lease shall terminate effective as of the date of the removal of such improvements and delivery of the Property to Lessor in accordance with the terms of this Lease. All insurance money paid on account of such damage or destruction of the Property under the policies of insurance provided for in Section 5.01(a) above (herein sometimes referred to as the "Casualty Insurance Proceeds") shall, unless an Event of Default by Lessee then exists hereunder, be available for the payment of the costs of rebuilding or removing the improvements, including temporary repairs for the protection of other property, to the extent such Casualty Insurance Proceeds shall be sufficient for such purpose and, unless an Event of Default by Lessee then exists hereunder, Lessor shall have no claim thereto; provided, however, should Lessee elect to remove all improvements from the Land and terminate this Lease as permitted above, all such insurance proceeds attributable to the improvements that are in excess of the cost of removing the improvements shall be paid to Lessor. Notwithstanding the foregoing, there shall be a reasonable and equitable abatement of Rent for any period(s) in which Lessee is not reasonably able to operate its business from the Property due to casualty and/or restoration efforts for the portion of the Property that is rendered untenantable.

ARTICLE 7

Condemnation.

7.01.       In the event of a taking of the entire Property, this Lease shall terminate upon the date that Lessee surrenders possession to the condemning authority (the “Taking Date”), at which time Rent shall be apportioned and the parties shall be released from liability hereunder except as otherwise set forth in this Lease. In the event of a taking of a substantial portion as would render the balance of the Property not suitable for Lessee’s then current use, this Lease shall terminate, at Lessee’s option, such option to be exercised by Lessee giving not less than thirty (30) days’ prior written notice to Lessor at which time the parties shall be released from further liability hereunder except as otherwise set forth in this Lease. The loss or material change of any of the rights of parking or access, ingress or egress to and from the Property existing as of the Effective Date shall be deemed such a substantial taking as would render the use of the Property not suitable for Lessee’s then current use.

7.02.       In the event of a taking of less than the entire Property or less than a substantial portion as would render the balance of the Property not suitable for Lessee’s then current use, Rent shall be abated fairly and equitably in accordance with the portion taken. If such taking occurs within the last Lease Year of the Term and has a material impact on Lessee’s ability to do business, this Lease shall terminate, at Lessee’s option, such option to be exercised by Lessee giving not less than thirty (30) days’ prior written notice to Lessor at which time the parties shall be released from further liability hereunder except as otherwise set forth in this Lease.

7.03.       In the event of a taking of any portion of the Property as would materially adversely affect Lessee’s ability to do business at the Property for a period of ninety (90) days or less, the Term shall toll and Rent shall abate from the Taking Date and recommence when possession is restored to Lessee. If such taking shall extend beyond ninety (90) days, the taking shall, at the option of Lessee, be considered permanent, entitling Lessee to its rights set forth in Section 7.01 above.

7.04.       Upon a taking, all sums awarded for the Property shall be apportioned between Lessor and Lessee in accordance with their interests in the Property. In addition, nothing contained herein shall be deemed to give Lessor any interest in, or to require Lessee to assign to Lessor, any award made to Lessee for the taking of any of Lessee’s property, Lessee’s relocation costs or Lessee’s business damages. Lessor shall not agree to any settlement in lieu of condemnation with the condemning authority without Lessee’s prior written consent.

ARTICLE 8

Repairs and Maintenance; Services

8.01.       Lessee shall, at its own cost and expense, keep and maintain all the Property in good condition and repair and make all necessary repairs and replacements to the Property, whether structural or non-structural, including, but not limited to, road maintenance, the pipes, water, sewage and septic system, heating system, plumbing system, window glass, fixtures, and all other appliances and their appurtenances and all equipment and personal property used in connection with the Property so that the Property is in at least the same condition as when received by Lessee, reasonable wear and tear, casualty and condemnation excepted. Such repairs and replacements, interior and exterior, structural and non-structural, shall be made promptly, as and when necessary so that the Property is in at least the same condition as when received by Lessee, reasonable wear and tear, casualty and condemnation excepted. All repairs and replacements shall be in quality and class at least equal to the original work. Upon and during the continuance of an Event of Default by Lessee in making such repairs or replacements, Lessor may, but shall not be required to, make such repairs and replacements for Lessee’s account, and the expense thereof together with Interest thereon until paid shall constitute and be collectible as Additional Rent. Lessee shall maintain at its sole cost and expense all portions of the Property in a clean and orderly condition, free of dirt, rubbish, snow, ice and unlawful obstructions. Periodically, J & P Services, Inc., or another company reasonably acceptable to Lessor providing the same service, will maintain the access roadway to the Property and will invoice Lessor for its 1/5 pro rata share of the road maintenance (“Road Maintenance Costs”). Lessee is obligated to timely pay the Road Maintenance Costs upon receipt of the invoice from Lessor. In the event Lessor receives the invoice for the Road Maintenance Costs, Lessor will promptly forward the invoice to Lessee for payment (and Lessor shall ensure that such invoice is delivered to Lessee in a manner that allows Lessee sufficient time to process the payment of the Road Maintenance Costs before the due date therefor).

8.02.       Neither Lessor nor Lessee will suffer any waste or damage, disfigurement or injury to the Property or any part thereof.

8.03.       Subject to Section 8.01, unless resulting from any act or omission of Lessor or any of its employees, agents, contractors, representatives, licensees or invitees, it is intended by Lessee and Lessor that Lessor shall have no obligation, in any manner whatsoever, to repair or maintain the Property (or any equipment therein), whether structural or nonstructural, all of which obligations are intended, as between Lessor and Lessee, to be those of Lessee. Except as provided above in this Section 8.03, Lessee expressly waives the benefit of any statute now or in the future in effect which would otherwise afford Lessee the right to make repairs at Lessor’s expense or to terminate this Lease because of Lessor’s failure to keep the Property in good order, condition and repair.

8.04.       Lessee shall, at Lessee’s sole cost and expense, supply the Property with electricity, heating, ventilating and air conditioning, water, natural gas, lighting, replacement for all lights, restroom supplies, telephone service and disposal services, and such other services as Lessee determines to furnish to the Property. Unless resulting from any act or omission of Lessor or any of its employees, agents, contractors, representatives, licensees or invitees, Lessor shall not be in default hereunder or be liable for any damage or loss directly or indirectly resulting from, nor shall the Net Rent or Additional Rent be abated or a constructive or other eviction be deemed to have occurred by reason of, the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing services, any failure to furnish or delay in furnishing any such services, whether such failure or delay is caused by accident or any condition beyond the control of Lessor or Lessee or by the making of repairs or improvements to the Property or otherwise, or any limitation, curtailment, rationing or restriction on use of water, electricity, gas or any form of energy serving the Property, whether such results from mandatory governmental restriction or voluntary compliance with governmental guidelines or otherwise. Lessee shall pay as Additional Rent the full cost of any and all of the foregoing services that Lessee is not paying directly to the provider of such service, provided that Lessee shall receive any invoices and other documentation reasonably required by Lessee to evidence the cost of such services.

ARTICLE 9

Alterations and Improvements by Lessee.

9.01.       Unless required by law or any governmental authority, Lessee shall not make any alterations or improvements (except restorations, repairs and maintenance pursuant to ARTICLE 6, ARTICLE 7 and ARTICLE 8, as applicable, and the removal and replacement of equipment from the Buildings as set forth in ARTICLE 16) to the Property or any part thereof without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed. Lessee need not seek the consent of Lessor, and such consent shall not be required, with respect to alterations or improvements aggregating TWENTY THOUSAND and NO/100 DOLLARS ($20,000.00) or less in value or cost (whichever is higher) to be commenced or performed in any Lease Year. Notwithstanding anything to the contrary herein, in no event shall Lessee make any alterations or improvements which would affect the structure or structural integrity of the Buildings or the facade of the Buildings, without obtaining the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed. In no event shall Lessee be permitted to install underground storage tanks or underground fuel systems on the Property. Lessor’s refusal to consent to the installation of an underground tank or underground fuel system shall be conclusively presumed to be reasonable. Any such alterations or improvements in or to the Property requiring the approval of Lessor shall be subject, however, in all cases to the following:

(a)   Any improvement or alteration shall be made with at least fifteen (15) days prior notice to the Lessor, unless a governmental authority requires otherwise or except in the case of an emergency, in which case, Lessee shall give Lessor as much notice as is practicable, accompanied by a copy of the proposed plans and specifications in detail reasonably sufficient for Lessor to review same, the identity of the contractor and any subcontractors, and a copy of all contracts with respect to the improvement or alteration, and shall be made promptly at the sole cost and expense of the Lessee and in a good and workmanlike manner and in compliance in all respects with all applicable laws, ordinances, codes, rules, regulations, permits and authorizations promulgated or issued by any governmental authority having jurisdiction thereof. Upon Lessor’s request, to be made not more frequently than once per Lease Year, Lessee shall deliver to Lessor “as-built” plans and specifications for any work theretofore completed.

(b)   The Property shall at all times be free of liens for labor and materials supplied or claimed to have been supplied to the Property.

(c)   Notice is hereby given that Lessor shall not be liable for any labor or materials furnished to or for the Lessee. Furthermore, notice is hereby given to Lessee and Lessee’s mechanics, laborers and materialmen with respect to the Property that no mechanic’s, materialman’s or laborer’s lien shall attach to or affect the reversion or other interest of Lessor in or to the Property.

(d)   Worker’s compensation and general liability insurance with respect to the alterations and improvements as required by Section 5.02 shall be maintained and/or provided.

(e)   All fixtures, work, alterations, additions, improvements or permanent equipment installed or made by Lessee, or at Lessee’s expense, upon or in the Property shall be the property of Lessor. Notwithstanding the foregoing, Lessor shall have the right and privilege to serve notice upon Lessee , at the time of Lessor’s approval of any such fixtures, work, alterations, additions, improvements or permanent equipment, that any such fixtures, work, alterations, additions, improvements or equipment shall be removed, in which event, Lessee shall, at its own cost and expense and prior to the expiration of the Term of this Lease, remove same in accordance with such request, and restore the Property to its original condition, reasonable wear and tear, casualty and condemnation excepted. If Lessee fails to so remove and restore, Lessor shall have the right to remove such property and to dispose of the same and to restore the Property without accountability to Lessee, and at the sole cost and expense of Lessee. In the event of any damage to the Property as a result of the removal of such property, Lessee shall immediately repair such damage or, in the Event of Default with respect to such obligation, shall immediately upon receipt of written request from Lessor reimburse Lessor for Lessor’s reasonable costs and expenses in repairing such damage, and the provisions of this sentence shall survive the expiration of the Term of this Lease. All personal property and moveable equipment owned by Lessee upon or in the Property shall remain the property of Lessee unless Lessee fails to remove such personal property or equipment upon termination of this Lease or surrender by Lessee of the Property to Lessor all in accordance with the provisions set forth above with respect to removals at Lessor’s request. All interior alterations and improvements in the Office Building must be consistent with the current finish.

ARTICLE 10

Discharge of Liens.

10.01.      Except as provided in ARTICLE 18, Lessee shall not create or permit to be created any lien, encumbrance or charge upon the Property or any part thereof, and Lessee shall not suffer any other matter or thing whereby the estate, rights and/or interest of Lessee and/or Lessor (or any part thereof) in the Property or any part thereof might be encumbered by any such lien, encumbrance or charge.

10.02.      If any mechanic’s, laborer’s or materialman’s lien shall at any time be filed against the Property or any part thereof, Lessee, within twenty (20) days after receipt of notice of the filing thereof, will cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Lessee shall fail to cause such lien to be discharged within the period aforesaid, then, in addition to any other right or remedy Lessor may have hereunder or at law or equity, Lessor may, but shall not be obligated to, discharge the same and Lessor shall be entitled, if Lessor so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Lessor and all costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Lessor in connection with the discharge of the lien and/or the prosecution of such action, together with Interest thereon from the respective dates of Lessor’s making of the payment or incurring of the cost and expense to the date Lessee reimburses Lessor for such amount shall constitute Additional Rent payable by Lessee under this Lease and shall be paid by Lessee to Lessor immediately upon Lessee’s receipt of demand therefor in writing.

10.03.     Nothing in this Lease contained shall be deemed or construed in any way as constituting the consent or request of Lessor, expressed or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration to or repair of the Property or any part thereof.

ARTICLE 11

Compliance with Laws, Ordinances, Etc.

11.01.     Throughout the Term of this Lease, Lessee, at its sole cost and expense, will promptly comply in all material respects with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, departments, commissions, boards and officers (including, without limitation, all environmental laws, ordinances, orders, rules, regulations and requirements), and all orders, rules and regulations of the National Board of Fire Underwriters, or any other body or bodies exercising similar functions, foreseen or unforeseen, ordinary, as well as extraordinary, which may be applicable to the Property or any part thereof and the sidewalks, alleyways, passageways, curbs and vaults adjoining the Property or to the use or manner of use of the Property or the tenants or occupants thereof, whether or not such law, ordinance, order, rule, regulation or requirement shall necessitate structural changes or improvements or other work or interfere with the use and enjoyment of the Property.

11.02.     Lessee shall likewise observe and comply in all material respects with the requirements of all policies of public liability, fire and all other policies of insurance at any time in force with respect to the Property and the improvements thereon, and Lessee shall, in the event of any violation or any attempted violation of the provisions of this Section 11.02, take steps immediately upon obtaining knowledge of such violation or attempted violation to remedy or prevent the same, as the case may be.

11.03.     Provided no Event of Default is then in existence, Lessee shall have the right, after prior written notice to Lessor, to contest by appropriate legal proceedings diligently conducted in good faith, in the name of Lessee or Lessor or both, at Lessee’s sole cost and expense and without cost or expense to Lessor, the validity or application of any law, ordinance, order, rule, regulation or requirement of the nature referred to in Section 11.01 and defer compliance therewith during the pendency of such contest, subject to the following:

(a)   If compliance therewith, pending the prosecution of any such proceeding, may legally be delayed without the incurrence of any lien, charge or liability of any kind against the Property or any part thereof and without subjecting Lessor to any liability, civil or criminal, or fine or forfeiture, for failure so to comply therewith during such period, then Lessee may delay compliance therewith until the final determination of such proceeding.

(b)   If any lien, charge or civil liability would be incurred by reason of any such delay, Lessee, nevertheless, may contest as aforesaid and delay as aforesaid, provided that such delay would not subject Lessor to criminal liability, fine or forfeiture, or the Property to a lien, and Lessee, prior to instituting any such proceedings, furnishes to Lessor a letter of credit or bond or undertaking by a surety company or cash deposit or other security reasonably satisfactory to Lessor (such choice of security to be at Lessor’s sole option) securing compliance with the contested law, ordinance, order, rule, regulation or requirement and payment of all interest, penalties, fines, fees and expenses in connection therewith.

(c)   Any such proceeding instituted by Lessee shall be begun as soon as is reasonably possible after the passage or issuance of any such law, ordinance, order, rule, regulation or requirement and the application thereof to Lessee or to the Property and shall be prosecuted to final adjudication with dispatch and due diligence.

(d)   Notwithstanding anything to the contrary herein, Lessee shall promptly comply with any such law, ordinance, order, rule, regulation or requirement being contested and compliance shall not be deferred if at any time the Property or any part thereof shall be in danger of being forfeited or lost or if Lessor shall be in danger of being subjected to criminal liability or penalty by reason of noncompliance therewith.

(e)   Lessee agrees to indemnify and hold Lessor, the partners of Lessor and Lessor’s employees, agents and representatives harmless from and against any and all claims, causes of action, judgments, damages, fines, forfeitures, costs, and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, arising out of or in connection with Lessee’s failure to comply with and/or contesting any such law, ordinance, order, rule, regulation or requirement pursuant to the provisions of this Section 11.03.

Lessor will execute and deliver any appropriate papers which may be reasonably necessary or proper, and otherwise reasonably cooperate with Lessee, to permit Lessee to contest the validity or application of any such law, ordinance, order, rule, regulation or requirement.

ARTICLE 12

Lessor’s Right to Perform Lessee’s Covenants.

12.01.     If, after any applicable cure, grace and/or notice period, but without cure, notice or grace in the case of an emergency, Lessee shall at any time fail to pay any Imposition in accordance with the provisions of ARTICLE 4 hereof or to take out, pay for, maintain or deliver any of the insurance policies provided for in ARTICLE 5 or ARTICLE 9 hereof, or shall fail to make any other payment or perform in any material respect any other act on its part to be made or performed under this Lease, or shall default in the performance in any material respect of any of its obligations under this Lease (“Breaches”), then Lessor, or any fee mortgagee, without thereby waiving such Breach or releasing Lessee from any obligation contained in this Lease, may (but shall not be obligated to) perform the same for the account of and with the expense thereof to be paid by Lessee, and may (but shall be under no obligation to) enter upon the Property for any such purpose and take all such action thereon, as may be necessary therefor.

12.02.     All sums so paid by Lessor or any fee mortgagee pursuant to Section 12.01 above and all costs and expenses, including, without limitation, all reasonable legal fees and disbursements incurred by Lessor or any fee mortgagee in connection with the performance of any such act pursuant to Section 12.01 above, together with Interest thereon from the respective dates of Lessor’s or such fee mortgagee’s making of each such payment or incurring of each such cost and expense to the date paid by Lessee to Lessor or such fee mortgagee shall constitute Additional Rent payable by Lessee under this Lease and shall be paid by Lessee to Lessor or such fee mortgagee immediately upon Lessee’s receipt of written demand therefore.

ARTICLE 13

Entry On Property By Lessor.

13.01.     Lessee will permit Lessor and its authorized representatives to enter the Property at all reasonable times and hours upon reasonable written notice to Lessee for the purpose of (i) inspecting the same, and (ii) making any necessary repairs thereto and performing any work therein that Lessor may be entitled to make or perform, respectively, pursuant to the provisions of Section 12.01 hereof; provided, however, Lessor and its authorized representatives shall not cause any unreasonable interference with Lessee’s business operations on the Property as a result of any such entry. Nothing herein shall imply any duty upon the part of Lessor to do any such work, and performance thereof by Lessor shall not constitute a waiver of Lessee’s Event of Default in failing to perform the same.

ARTICLE 14

Indemnification of Lessor.

14.01.     Lessee will indemnify and save harmless Lessor and any partner of Lessor against and from all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, judgments and causes of action, including, without limitation, reasonable architects’ and attorneys’ fees and disbursements, which may be imposed upon or incurred by or asserted against Lessor and/or any such partner by reason of any of the following occurring during the Term of this Lease:

(a)   any work or thing done in, on or about the Property or any part thereof at the direction or with the consent of Lessee;

(b)   any negligence on the part of Lessee or any of its agents, contractors, servants, employees, sublessees, licensees or invitees;

(c)   any accident, injury (including, without limitation, death) or damage to any person or entity or property (other than Lessor’s Personal Property) occurring in, on or about the Property;

(d)   any material failure on the part of Lessee to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this Lease on its part to be performed or complied with;

(e)   any lien or claim which may be alleged to have arisen against or on the Property under any law, ordinance, order, rule, regulation or requirement of any governmental authority, including, without limitation, environmental laws, ordinances, orders, rules, regulations or requirements;

(f)   any failure on the part of Lessee to keep, observe and perform in any material respects any of the terms, covenants, agreements, provisions, conditions or limitations contained in any occupancy agreements, concession agreements or other contracts and agreements affecting the Property, on Lessee’s part to be kept, observed or performed;

(g)   any tax or fee attributable to the execution or recording of this Lease or any memorandum thereof charged by any governmental authority; or

(h)   any contest permitted pursuant to the provisions of any Article of this Lease.

NOTWITHSTANDING THE FOREGOING, LESSEE’S INDEMNIFICATION SHALL NOT INCLUDE THE NEGLIGENCE AND/OR WILLFUL MISCONDUCT OF LESSOR, ITS AGENTS OR EMPLOYEES.

In the event of loss or damage to Lessor’s Personal Property, to the extent Lessor recovers such loss or damage from insurance proceeds Lessor hereby waives and releases Lessee from any and all right of recovery, claim, or action for such loss or damage to the extent of Lessor’s recovery from insurance proceeds, REGARDLESS OF CAUSE OR ORIGIN, INCLUDING NEGLIGENCE OF LESSEE OR ITS AGENTS, OFFICERS AND EMPLOYEES. Provided, however, the foregoing waiver and release does not include the gross negligence or intentional misconduct by Lessee or any loss or damage in excess of insurance recovery.

The obligations of Lessee under this ARTICLE 14 shall not in any way be affected by the absence or presence in any case of covering insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part under insurance policies affecting the Property.

In case any claim, action or proceeding is made or brought against Lessor by reason of any of the foregoing events to which reference is made in this Section 14.01, then Lessee will, upon receipt of written notice from Lessor, at Lessee’s sole cost and expense, resist or defend such claim, action or proceeding, in Lessor’s name, if necessary, by counsel reasonably approved in writing by Lessor, such approval not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lessor may engage its own counsel, at Lessor’s expense, to defend it or to assist in its defense.

14.02.     The provisions of Section 14.01 shall survive the termination or expiration of this Lease with respect to any action occurring during the Term of the Lease.

ARTICLE 15

Assignments, Subletting, Mortgages.

15.01.     Lessee expressly covenants that it shall not, without Lessor’s prior written consent, assign all or any part of this Lease or suffer or permit the Property or any part thereof to be used by others or sublet all or any part of the Property, nor shall Lessee mortgage, hypothecate, assign, pledge, grant a security interest in or encumber the Property or any part thereof, this Lease and/or the leasehold estate created hereby, nor shall Lessee assign, pledge, hypothecate and/or give a security interest in, any personal property included within this Lease and/or the income, receipts, revenues and profits of the Property or any part thereof; provided, however, that Lessor will not withhold, condition or delay consent to any assignment of this Lease or any subletting of all or any part of the Property so long as (i) the proposed assignee or sublessee is engaged in a business using the Property for the uses permitted under this Lease and such use is in keeping with the then applicable standards of the Property, (ii) Lessee shall remain primarily liable under this Lease; and (iii) the credit standing of such proposed assignee or sublessee is acceptable to Lessor in Lessor’s reasonable judgment; and (v) the term of any proposed sublease (together with all extensions or renewals thereof) shall terminate on or before the end of the Term of this Lease.

If Lessee desires at any time to assign this Lease or sublet all or a portion of the Property, it shall first notify Lessor of its desire to do so and shall submit in writing to Lessor (a) the name of the proposed assignee, (b) the nature of the proposed assignee’s business to be carried on in the Property, (c) a copy of the proposed assignment and any other applicable agreement, (d) such financial information as Lessor may reasonably request concerning the proposed assignee, including, without limitation, current financial statements of any prospective guarantor and (e) such other information as may be reasonably necessary to evaluate (a) through (e) above. To the extent Lessor’s consent is required as a condition to the effectiveness of any such assignment or sublease, Lessor hereby reserves the right to condition any such consent upon Lessor’s reasonable determination that (1) the proposed assignee is financially responsible as a sole lessee, (2) the proposed assignee or sublessee is likely to conduct a business on the Property of a type and quality substantially similar to that conducted by Lessee, and (3) the proposed use by the assignee is compatible with any existing or future use by Lessee. Lessor agrees to advise Lessee in writing within thirty (30) days after Lessor’s receipt of Lessee’s notice as provided above as to whether or not a proposed assignee or sublessee is acceptable. Except as otherwise permitted by this Lease, any attempted assignment, transfer, mortgage or other encumbrance of Lessee’s interest in this Lease of the Property or subletting or permissive use in occupancy of the Property without Lessor’s written consent shall be null and void and have no force and effect whatsoever and shall constitute a breach of this Lease.

15.02.     Notwithstanding anything contained in this ARTICLE 15 or elsewhere in this Lease to the contrary, Lessee may assign all or any part of this Lease, sublet all or any part of the Property or otherwise transfer all or any part of its interest in this Lease and the Property to any Permitted Transferee. The term “Permitted Transferee” means (i) any affiliate of Lessee, (ii) the purchaser of all or substantially all of Lessee’s assets, or (iii) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which, with which or to which Lessee, or its corporate successors or assigns, is merged, consolidated or sold (provided such sale is of all or substantially all of the assets of Lessee) in accordance with applicable statutory provisions and other laws governing merger, consolidation and sale of business entities, or (iv) any Leasehold Mortgagee (as hereinafter defined) succeeding to Lessee’s interest in this Lease by virtue of foreclosure (or transfer in lieu of foreclosure) of the Leasehold Mortgage (as hereinafter defined).

15.03.     Lessee shall at all times and from time to time have the right, without Lessor’s consent, to encumber by mortgage, deed of trust, deed to secure debt or security agreement (the “Leasehold Mortgage”) Lessee’s leasehold estate in the Property created by this Lease, together with Lessee’s rights and interests in all of Lessee’s fixtures, equipment, personalty and improvements situated thereon and all rents, issues, profits, revenues and other income to be derived by Lessee therefrom, to secure such loans from time to time made by any lender (defined below) (“Leasehold Mortgagee”) to Lessee or any affiliate of Lessee; provided, however, that such Leasehold Mortgage shall in no event encumber Lessor’s fee title and interest in the Property.

If Lessor has received notice from Lessee or Leasehold Mortgagee notifying Lessor of the existence of a Leasehold Mortgage, together with the name and address of Leasehold Mortgagee, Lessor shall deliver to the Leasehold Mortgagee notice of any default by Lessee hereunder, and no notice of default shall be deemed effective against a Leasehold Mortgagee who has notified Lessor of the existence of its Leasehold Mortgage until the notice of default is so delivered to Leasehold Mortgagee. If there exists at any one time more than one Leasehold Mortgage, Lessor shall deliver a copy of notice of default only to the Leasehold Mortgagee that is identified by notice to Lessor as holding the first priority Leasehold Mortgage or, if no Leasehold Mortgagee has been so identified, then Lessor may deliver a copy of notice of default to either Leasehold Mortgagee. Leasehold Mortgagee shall have the right to correct or cure any such default within the same period of time after receipt of such notice as is given to Lessee under this Lease to correct or cure defaults, plus an additional period of ten (10) days thereafter for a monetary default and an additional period of forty-five (45) days in the event of a nonmonetary default. Lessor will accept Leasehold Mortgagee’s performance of any covenant, condition or agreement on Lessee’s part to be performed hereunder with the same force and effect as though performed by Lessee if, at the time of such performance, Leasehold Mortgagee delivers to Lessor evidence of its interest in this Lease. Notwithstanding any provisions of this Lease under which Lessor may declare a default and terminate or cancel this Lease or any of Lessee’s rights or interests hereunder, no notice of default given by Lessor to Lessee or other action by Lessor to declare a default (other than notice of a default that can be corrected or cured by the payment of money or of a default that is within Leasehold Mortgagee’s power to correct or cure within the time permitted hereunder) shall be effective to terminate this Lease if and so long as Leasehold Mortgagee shall promptly commence the enforcement of and diligently pursue all rights and remedies legally available to it to correct or cure all defaults that are within Leasehold Mortgagee’s power to correct or cure and, with respect to defaults that are not within Leasehold Mortgagee’s power to correct or cure, if Leasehold Mortgagee shall promptly commence the enforcement of and diligently pursue all rights and remedies legally available to it to acquire the leasehold estate hereunder, and upon acquisition thereof, perform all of the covenants and provisions on Lessee’s part to be performed during the period of its ownership of the leasehold estate. If this Lease terminates by reason of the happening of any Event of Default, or because of a disaffirmance of this Lease by a receiver, liquidator or trustee for Lessee’s property, or by any department of the city, state or federal government that had taken possession of Lessee’s business or property because of Lessee’s insolvency or alleged insolvency, and if, at the time of such termination, the Leasehold Mortgage constitutes a first lien upon Lessee’s leasehold estate (a “First Lien Leasehold Mortgagee”), Lessor shall give notice thereof to the First Lien Leasehold Mortgagee. Upon First Lien Leasehold Mortgagee’s written request made within thirty (30) business days after delivery of such notice to First Lien Leasehold Mortgagee, and upon payment to Lessor of all Rent and other monies due under this Lease to such date and unpaid by Lessee, as well as all sums that would have become payable hereunder by Lessee to Lessor to the date of execution and delivery of the new lease hereinafter mentioned, had this Lease not been terminated, together with reasonable attorneys’ fees and expenses in connection therewith and in connection with the removal of Lessee from the Property, and the curing of all Events of Default hereunder that are within First Lien Leasehold Mortgagee’s power to cure, and the performance of all of the covenants and provisions hereunder that are within First Lien Leasehold Mortgagee’s power to perform up to the date of the execution and delivery of the new lease hereinafter mentioned, giving credit, however, for any net income actually collected by Lessor from the Property, Lessor shall enter into a new lease of the Property with First Lien Leasehold Mortgagee for the remainder of the Term, including the exercised or unexercised Extension Option, at the same Rent and on the same terms and conditions as contained in this Lease and dated as of the date of termination of this Lease. First Lien Leasehold Mortgagee’s estate, as tenant under the new lease, shall have priority equal to Lessee’s estate hereunder (that is, there shall be no charge, lien or burden upon the Property prior to or superior to the estate granted by such new lease that was not prior to or superior to Lessee’s estate under this Lease as of the date immediately preceding the date of the Event of Default, except, however, any charge, lien or burden that should not have been permitted and/or should have been discharged by Lessee under the terms of this Lease). Nothing herein contained shall be deemed to impose any obligation upon Lessor to deliver physical possession of the Property to any Leasehold Mortgagee until such Leasehold Mortgagee has entered into a new lease of the Property with Lessor.

Leasehold Mortgagee or any purchaser in foreclosure proceedings, including any person formed by Leasehold Mortgagee or the holder of the note or other obligations secured by the Leasehold Mortgage, may become the legal owner and holder of this Lease and the equipment, fixtures and other property assigned as additional security for such Leasehold Mortgage by foreclosure of the Leasehold Mortgage or as a result of assignment or conveyance in lieu of foreclosure.

ARTICLE 16

Surrender.

16.01.     Lessee shall on the last day of the Term hereof, or upon any earlier termination of this Lease, or upon any re-entry by Lessor upon the Property pursuant to ARTICLE 17 hereof, surrender and deliver up the Property (except personal property and moveable equipment owned by Lessee and except as Lessor instructs pursuant to ARTICLE 9) and all fixtures, equipment and other personal property now or hereafter at the Property into the possession and use of Lessor in the same condition as received, reasonable wear and tear, casualty and condemnation excepted, and free and clear of any liens created by Lessee or resulting from the acts or omissions of Lessee. Lessee shall at no time during the Term of this Lease remove any fixtures, equipment or other personal property from the Property (except personal property and moveable equipment owned by Lessee and except as Lessor instructs pursuant to ARTICLE 9) except Lessee may remove from the Property any equipment or other personal property which is obsolete or unfit for use or which is no longer useful in the operation of the Property. Nothing in this ARTICLE 16 shall in any way be deemed to affect any of Lessee’s obligations as to the use of the Property set forth in ARTICLE 2 of this Lease.

16.02.     If the Property is not surrendered as above set forth, Lessee shall indemnify, defend and hold Lessor harmless from and against loss or liability resulting from the delay by Lessee in so surrendering the Property, including, without limitation, any claim made by any succeeding occupant founded on such delay. Lessee’s obligation to observe or perform this covenant shall survive the expiration or other termination of this Lease. In addition to the foregoing, and in addition to the Additional Rent, Lessee shall pay to Lessor a sum equal to 150% of the Net Rent payable as of the expiration or termination of this Lease during each month or portion thereof for which Lessee shall remain in possession of the Property or any part thereof after the expiration or termination of the Term or of Lessee’s rights of possession, whether by lapse of time or otherwise. The provisions of this Paragraph 16.02 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Lessor provided herein, at law or at equity.

16.03.     Except for surrender upon the expiration or earlier termination of the Term hereof, no surrender to Lessor of this Lease or of the Property shall be valid or effective unless agreed to and accepted in writing by Lessor.

ARTICLE 17

Default Provisions.

17.01.      Each of the following events shall be an “Event of Default” hereunder:

(a)   Default by Lessee in paying any installment of Net Rent or Additional Rent or in making any deposit required pursuant to ARTICLE 4 and the continuance of such default for five (5) days after Lessee’s receipt of written notice of such default from Lessor;

(b)   If Lessee shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under present or any future bankruptcy act or any other present or future applicable federal, state or other statute or law or other law, ordinance, order, rule, regulation or requirement of any governmental authority, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Lessee or of all or any substantial part of its properties or of Lessee’s leasehold estate with respect to the Property;

(c)   If within sixty (60) days after the commencement of any proceeding against Lessee seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law or other law, ordinance, order, rule, regulation or requirement of any governmental authority, such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment, without the consent or acquiescence of Lessee, of any trustee, receiver or liquidator of Lessee or of all or any substantial part of its properties or of Lessee’s leasehold estate with respect to the Property, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within thirty (30) days after the expiration of any such stay, such appointment shall not have been vacated;

(d)   If a material levy under execution or attachment shall be made against Lessee or a material portion of its property and such execution or attachment shall not be vacated or removed by court order, bonding or otherwise within a period of thirty (30) days;

(e)   If the Property becomes vacant or is deserted or abandoned;

(f)   If the Property is used for other than the use permitted under this Lease;

(g)   If Lessee fails to take possession of the Property within 30 days of when possession is given to Lessee by Lessor;

(h)   Default by Lessee in observing or performing one or more of the other material terms, conditions, covenants or agreements of this Lease and the continuance of such default for a period of twenty (20) days after Lessee’s receipt of written notice by Lessor specifying such default (unless such default requires work to be performed, acts to be done, or conditions to be removed which cannot by their nature reasonably be performed, done or removed, as the case may be, within such twenty (20) day period, in which case no such Event of Default shall be deemed to exist so long as Lessee shall have commenced curing such default within such twenty (20) day period and shall diligently and continuously prosecute the same to completion, provided, however, that in any event such an Event of Default shall be deemed to exist if such cure of such default has not been completed within 90 days after Lessee’s receipt of Lessor’s written notice to Lessee as described above); or

(i)   If, without Lessor’s consent, Lessee shall reorganize, consolidate, merge, spin off an entity or otherwise enter into any restructure plan (a “Reorganization”) whereby, as a result of such Reorganization, the net value of Lessee or Lessee’s assets after the Reorganization is significantly and materially less than the value thereof prior to the Reorganization.

17.02.     If an Event of Default shall exist, Lessor may, at its option, give written notice to Lessee stating that this Lease and the Term of this Lease shall expire and terminate on the date specified in such notice, which date shall be not less than three (3) days from the date of such notice, and upon the expiration of the date specified in such notice, this Lease and the Term of this Lease and all rights of the Lessee under this Lease shall expire and terminate as if that date were the Expiration Date, and Lessee shall quit and surrender the Property and all other property as required hereunder to Lessor but Lessee shall remain liable as hereinafter provided.

17.03.     If any Event of Default shall exist, or if this Lease shall be terminated as provided in Section 17.02 hereof or by summary proceedings or otherwise, then, and in any of such events, Lessor may without notice, re-enter the Property either by force or otherwise, and dispossess Lessee and the legal representative of Lessee or other occupant of the Property by summary proceedings or otherwise, and remove their effects and hold the Property as if this Lease had not been made, and Lessee hereby waives the service of notice of intention to re-enter or to institute legal or other proceedings to that end. The terms “enter,” “re-enter,” “entry,” or “re-entry,” as used in this Lease, are not restricted to their technical legal meaning.

17.04.     In the event of any termination of this Lease under the provisions of this Article or if Lessor shall re-enter the Property under the provisions herein, or in the event this Lease is otherwise terminated due to an Event of Default by Lessee hereunder, or in the event of re-entry by or under any summary dispossession or other proceedings or action or any provision of law by reason of an Event of Default hereunder on the part of the Lessee, Lessee shall thereupon pay to the Lessor the Net Rent and Additional Rent payable by Lessee to Lessor up to the time of such termination of this Lease, or of such recovery of possession of the Property by the Lessor, as the case may be, and shall also pay to Lessor damages as hereinafter provided.

17.05.     In the event of a breach or a threatened breach by Lessee of any of its obligations under this Lease, Lessor shall also have the right of injunction. The special remedies to which Lessor may resort in this Article are cumulative and not intended to be exclusive of any other remedies or means of redress to which Lessor may lawfully be entitled at any time and Lessor may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.

17.06.     Subject to applicable law, if this Lease shall terminate under the provisions of Section 17.02, or if Lessor shall re-enter the Property under the provisions of Section 17.03 or in the event of the termination of this Lease, or re-entry, by or under any summary dispossession or other proceeding or action or any provision of law by reason of an Event of Default hereunder on the part of the Lessee, Lessor shall be entitled to retain all monies, if any, paid by Lessee to Lessor, whether as advance Rent, security or otherwise, but such monies shall be credited by Lessor against any Net Rent or Additional Rent due from Lessee at the time of such termination or re-entry or, at Lessor’s option, against any damages payable by Lessee under this Article or pursuant to law or equity.

17.07.     If this Lease is terminated or if Lessor shall re-enter the Property under the provisions of this Article, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossession or other proceeding or action or any provision of law by reason of an Event of Default hereunder on the part of the Lessee, Lessee shall pay to Lessor as damages, at the election of Lessor, sums equal to the Net Rent and the Additional Rent payable hereunder throughout the stated term of this Lease which would have been payable by Lessee had this Lease not so terminated, or had Lessor not so re-entered the Property, payable upon the due date therefor specified herein following such termination or such re-entry.

17.08.

(a)   In the event Lessor terminates this Lease under this Article, Lessor shall credit Lessee with the net rents received by Lessor from any re-letting of the Property during what would have been the balance of Lessee’s stated lease Term, such net rents to be determined by first deducting from the gross rents as and when received by Lessor from such re-letting, the expenses incurred or paid by Lessor in terminating this Lease or in re-entering the Property and in securing possession thereof (including, without limitation, reasonable attorneys’ fees and disbursements and amounts for which Lessee indemnifies Lessor under Section 14.01(c) of this Lease incurred by Lessor in connection with an Event of Default by Lessee resulting in such termination), as well as the expenses of re-letting, including, without limitation, altering, repairing and preparing the Property for new tenants, brokers’ commissions and other expenses sustained in securing any new tenants or other occupants, reasonable attorneys’ fees and disbursements and all other expenses properly chargeable against the Property and the rental thereof (including, without limitation, the cost and expense of Lessor in maintaining and operating the Property), and any other liability of Lessee to Lessor, it being understood that any such re-letting may be for a period shorter or longer than the remaining Term of this Lease, but in no event shall Lessee be entitled to receive any excess of such net rents over the sums payable by Lessee to Lessor hereunder, or shall Lessee be entitled in any suit for the collection of damages pursuant to this Section to a credit in respect of any net rents from a re-letting, except to the extent that such net rents are actually received by Lessor. No re-entry by Lessor, whether had or taken under summary proceedings or otherwise, shall absolve or discharge Lessee from liability hereunder. Lessor in no way shall be responsible or liable for any failure to re-let the Property or any part thereof, or for any failure to collect any rent due on any such re-letting; provided, however, that neither the foregoing nor anything else contained in this Article shall relieve Lessor from any obligation under Texas law to mitigate the damages of Lessor arising as a result of an Event of Default by Lessee under this Lease and shall not be construed in any way as a provision or provisions which purports/purport to waive a right of Lessee to require that Lessor mitigate, or to exempt Lessor from a duty to mitigate (or from liability for its failure to satisfy such duty), Lessor’s damages arising due to an Event of Default by Lessee under this Lease.

(b)   If the Property or any part thereof be re-let by Lessor for the unexpired portion of the Term of this Lease, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable rental value for the Property, or part thereof, so re-let during the term of the re-letting.

17.09.     Suit or suits for the recovery of damages or deficiencies, or any installments thereof, may be brought by Lessor from time to time at its election, and nothing contained herein shall be deemed to require Lessor to postpone suit until the date when the Term of this Lease would have expired if it had not been so terminated hereunder, or under any provision of law, or had Lessor not re-entered the Property. Nothing herein contained shall be construed to limit or preclude recovery by Lessor against Lessee of any sums or damages to which, in addition to the damages particularly provided above, Lessor may lawfully be entitled by reason of any Event of Default hereunder on the part of Lessee. Nothing herein contained shall be construed to limit or prejudice the right of Lessor to obtain as damages by reason of the termination of this Lease or re-entry of the Property for an Event of Default of Lessee under this Lease an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount be greater, equal to, or less than any of the sums referred to in Section 17.07.

17.10.     Lessee hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Lessee being evicted or dispossessed, or in the event of Lessor obtaining possession of the Property, as a result of an Event of Default by Lessee under this Lease.

17.11.     Lessee waives the right to trial by jury with respect to any action arising out of this Lease. Lessee further waives its rights to interpose any offset in any summary proceeding instituted by Lessor based upon non-payment of Net Rent or Additional Rent.

17.12.     All amounts payable by Lessee hereunder and each and every installment thereof, and all costs, attorneys’ fees, disbursements and other expenses which may be incurred by Lessor in enforcing the provisions of this Lease or on account of any delinquency of Lessee in carrying out the provisions of this Lease, shall be and they hereby are declared to constitute a valid lien upon the Lessee’s leasehold with respect to the Property to the extent permitted by law.

17.13.     No receipt of moneys by Lessor from Lessee after termination of this Lease, or after the giving of any notice of termination of this Lease, shall reinstate, continue or extend the Term of this Lease or affect any notice theretofore given Lessee, or operate as a waiver of the right of Lessor to enforce the payment of Net Rent and Additional Rent payable by Lessee hereunder or thereafter falling due, or operate as a waiver of the right of Lessor to recover possession of the Property, it being agreed that after the service of notice to terminate this Lease or the commencement of suit or summary proceedings, or after final order or judgment for the possession of the Property, or after possession of the Property by re-entry by summary proceedings or otherwise, Lessor may demand, receive and collect any moneys due or thereafter falling due without in any manner affecting such notice, proceeding, order, suit or judgment, all such moneys collected being deemed payments on account of the use and occupation of the Property or, at the election of Lessor, on account of Lessee’s liability hereunder.

17.14.     No failure of Lessor to exercise any right or remedy available during the continuance of an Event of Default, and no acceptance of full or partial Net Rent or Additional Rent by Lessor during the continuance of any such Event of Default, shall constitute a waiver of any such Event of Default. No covenant, agreement, term or condition of this Lease to be performed or complied with by either party, and no Event of Default or Lessor default, as applicable, with respect thereto, shall be waived, altered or modified except by a written instrument executed by that party. No waiver of any Event of Default or Lessor default, as applicable, shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent Event of Default or Lessor default, as applicable, thereof.

17.15.     Each right and remedy of Lessor provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or otherwise, and the exercise or beginning of the exercise by Lessor of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or otherwise shall not preclude the simultaneous or later exercise by Lessor of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or otherwise.

17.16.     Lessee shall pay to Lessor all costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Lessor in enforcing any of the covenants and provisions of this Lease and/or incurred by Lessor in any action brought on account of the provisions hereof, and all such costs and expenses may be included in and form a part of any judgment entered in any action or proceeding against Lessee.

17.17.     While an Event of Default is in existence, this Lease shall continue in effect for so long as Lessor does not terminate Lessee’s right to possession, and Lessor shall have the right to enforce all its rights and remedies under this Lease, including, without limitation, the right to recover all Net Rent and Additional Rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to relet the Property or the appointment of a receiver upon initiative of Lessor to protect Lessor’s interest under this Lease shall not constitute a termination of Lessee’s right to possession unless written notice of termination is given by Lessor to Lessee.

17.18.     Except as otherwise provided in this Lease, all agreements and covenants to be performed or observed by Lessee under this Lease shall be at Lessee’s sole cost and expense and without any abatement of Net Rent or Additional Rent.

17.19.     Lessor Default

(a)   If Lessor fails to perform or observe any of its obligations under this Lease and such failure continues for more than twenty (20) days after Lessee has delivered written notice thereof to Lessor, such failure will constitute a default under this Lease unless Lessor disputes the claimed default in good faith by written notice to Lessee within such twenty (20) day period; provided, however, that if the nature of Lessor’s obligation is such that more than twenty (20) days are required for performance, then Lessor will not be in default if Lessor commences performance within such twenty (20) day period and thereafter diligently prosecutes the same to completion; provided, however, that such additional period will in no event be longer than sixty (60) days after Lessor’s receipt of Lessee’s written notice to Lessor as described above. Lessee will identify the Lease provisions containing the Lessor’s obligations that are the subject of Lessee’s complaint and specify in reasonable detail the nature and extent of Lessor’s failure with respect thereto. If Lessor fails to cure any default within the applicable cure period, Lessee will have all rights and remedies available in this Lease and at law or in equity.

(b)   If Lessor fails to commence performance of an unperformed material obligation (as reasonably determined by Lessee) (a “Material Obligation”) within twenty (20) days after written notice from Lessee specifying such failure (subject to extension for cure as provided in Section 17.19(a)), then Lessee may perform such Material Obligation and Lessor shall reimburse Lessee all actual and reasonable third-party, out-of-pocket costs incurred by Lessee in connection therewith within thirty (30) days after Lessee delivers to Lessor written demand therefor, accompanied by invoices substantiating Lessee’s claim (provided, if the costs would constitute Additional Rent had Lessor performed such work, then such costs paid by Lessee shall be treated as Additional Rent, whereupon Lessee shall receive a credit therefor against Additional Rent next due, and Lessor shall not be responsible for reimbursing Lessee for such costs). If Lessor fails to pay such amount within such thirty (30)-day period, then Lessee may deliver a written notice to Lessor requesting reimbursement, and if Lessor fails to pay such amount within ten (10) days after receipt of such notice, then Lessee may offset such costs (as well as any other amounts owing to Lessee from Lessor, whether or not arising out of this Lease) against its obligation to pay Rent, unless Lessor is in good faith disputing such claim, in which case, Lessee may offset the amount of such claim that is not in dispute.

ARTICLE 18

Subordination.

18.01.     This Lease is subject and subordinate to all present and future ground or underlying leases and to all present and future mortgages which may now or hereafter affect such leases or the Property (or any part thereof) or Lessor’s fee interest in the Property, and to all renewals, modifications, consolidations, replacements and extensions thereof, but only on the condition that Lessor has secured and delivered to Lessee, in recordable form, a Subordination, Non-Disturbance and Attornment Agreement (an “SNDA”) executed and acknowledged by each such lessor and mortgagee, whereby each such lessor or mortgagee has agreed to attorn to this Lease and not disturb Lessor’s use of the Property and Lessee has subordinated its rights hereunder to such lessor or mortgagee, in form and substance reasonably acceptable to Lessee. Lessee’s obligations under this Lease are expressly contingent and conditioned upon Lessee’s receipt of an SNDA from each lessor and mortgagee as provided above. Except as provided above in this Section 18.01, the provisions of this Section 18.01 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Lessee shall promptly execute and deliver at its own cost and expense any instrument, in recordable form, if required, that Lessor, or the holder of any such Lease or mortgage or any of their respective successors in interest may request to evidence such subordination, and Lessee hereby constitutes and appoints Lessor or its successors in interest to be Lessee’s attorney-in-fact, irrevocably and coupled with an interest, to execute and deliver any such instrument for or on behalf of Lessee. Nothing contained in this Lease shall limit or curtail Lessor’s right to sell, mortgage or otherwise deal with its fee interest in the Property, or affect Lessor’s right to assign the Net Rent and/or Additional Rent payable under this Lease either as further collateral security under a fee mortgage or otherwise, and any such assignment of Rent shall be honored by Lessee; provided, however, in the event of any foreclosure proceeding which is prosecuted or completed or any transfer of the Property or Lessor’s interest therein by foreclosure, by deed in lieu of foreclosure or otherwise, the leasehold estate granted to Lessee under this Lease shall not be terminated or disturbed so long as no Event of Default by Lessee shall exist under this Lease and Lessee shall pay all sums due under this Lease and shall fully perform and comply with all of the terms, covenants and conditions of this Lease on the part of Lessee to be performed and/or complied with.

18.02.     In the event of any act or omission of Lessor constituting a default by Lessor hereunder beyond any applicable notice period, Lessee shall not exercise any remedy until Lessee has given all fee mortgagees of the Property (provided such fees mortgagees have been made known to Lessee in writing) written notice of such act or omission, and unless and until a reasonable period of time (not to exceed thirty (30) days) to allow such mortgagees to remedy such act or omission shall have elapsed following receipt of such notice. However, if such act or omission cannot, with due diligence and in good faith, be remedied within such period or cannot be cured simply by the payment of money, such mortgagees shall be allowed such further period of time as may be reasonably necessary provided that such mortgagees commence remedying the same with due diligence and in good faith and thereafter diligently prosecute such cure to completion (and if such mortgagees require possession of the Property to commence curing any such default, such mortgagees shall also be entitled to such further periods of time as may be reasonably required to obtain possession of the Property). Nothing herein contained shall be construed or interpreted as requiring any mortgagee receiving such notice to remedy such act or omission.

ARTICLE 19

Bills and Notices.

19.01.     Except as otherwise in this Lease provided, a bill, statement, notice or communication which Lessor may desire or be required to give to Lessee shall be deemed sufficiently given or rendered if, in writing, delivered to Lessee personally by hand or sent by nationally recognized overnight courier service or sent by certified mail, return receipt requested, postage prepaid, addressed to Lessee at PO Box 1110, Giddings, TX 78942 or at such other address as Lessee may designate by written notice from time to time to Lessor, and the time of the rendition of such bill or statement and of the giving of such notice or communication shall be deemed to be the time when the same is delivered to Lessee personally or delivered to Lessee by overnight courier or five days after mailed as herein provided. Any notice by Lessee to Lessor must be served personally by hand or sent by nationally recognized overnight courier service or sent by certified mail, return receipt requested, postage prepaid, addressed to Lessor at the address first hereinabove given or at such other address as Lessor shall designate by written notice to Lessee from time to time during the Term hereof, and the time of the rendition of such notice shall be deemed to be the time when the same is delivered to Lessor personally or delivered to Lessor by overnight courier or five days after mailed as herein provided.

ARTICLE 20

Quiet Enjoyment.

20.01.     Lessor covenants and agrees with Lessee that upon Lessee paying the Net Rent and Additional Rent and observing and performing all the material terms, covenants and conditions on Lessee’s part to be observed and performed hereunder, Lessee may peaceably and quietly enjoy the Property hereby demised for the duration of the Term of this Lease.

ARTICLE 21

Covenants To Bind And Benefit Respective Parties.

21.01.     The covenants and agreements herein contained shall bind and inure to the benefit of Lessor and Lessee and their respective successors and (except as otherwise provided herein) assigns, and cannot be changed, modified or terminated orally, but only by an instrument in writing signed by both parties.

ARTICLE 22

Definitions.

22.01.     “Interest” shall mean a rate per annum equal to the lesser of (i) eight percent (8%), (ii) the Wall Street Journal Prime Rate, or (iii) the maximum applicable legal rate, if any.

22.02.     “Lessor” as used in this Lease means only the owner, or the mortgagee in possession, for the time being of the Property, so that in the event of any transfer of title of said Property, the said transferor or Lessor, as applicable, shall be and hereby is entirely freed and relieved of all future covenants, obligations and liabilities of Lessor hereunder, provided such transferee of the Property agrees to assume in writing such covenants, obligations and liabilities of said transferor or Lessor, as applicable, under this Lease. The obligations contained in this Lease to be performed by Lessor shall, subject as aforesaid, be binding on Lessor’s successors and assigns only during their respective periods of ownership.

22.03.     “Lessee” as used in this Lease, shall include more than one person if more than one person is Lessee and if, at any time, the term “Lessee” shall include more than one person, the obligations of all such persons under this Lease shall be joint and several.

22.04.     “Lease Year” shall mean a period of twelve consecutive calendar months. The first Lease Year shall commence on the Commencement Date and each succeeding Lease Year shall commence on the anniversary date of the first Lease Year.

22.05.     “Unavoidable Delays” shall mean delays caused by strikes, lockouts, acts of God, inability to obtain labor or materials, governmental restrictions, enemy action, civil commotion, fire, terrorist action, epidemic, public utility failure, unavoidable casualty, moratorium or similar laws prohibiting performance or severe weather conditions or any other similar matter which shall be beyond the reasonable control of Lessee or Lessor, as the case may be, but the lack or insufficiency of funds shall not constitute an Unavoidable Delay.

ARTICLE 23

Net Lease; Non-Terminability.

23.01.     This is a net lease and the Net Rent, Additional Rent and all other sums payable hereunder by Lessee shall be paid without notice or demand therefor and, except as otherwise provided in this Lease, without any abatement, deduction, set-off, suspension or defense for any reason whatsoever except as provided herein.

23.02.     Except as provided herein including, without limitation, ARTICLE 6, ARTICLE 7 and ARTICLE 8 of this Lease, this Lease shall not terminate, nor shall Lessee have any right to terminate this Lease, nor shall Lessee be entitled to any abatement or reduction of Net Rent or Additional Rent hereunder, nor shall the obligations of Lessee under this Lease be affected, by reason of (i) subject to ARTICLE 6 and ARTICLE 8 of this Lease, any damage to or destruction of all or any part of the Property from whatever cause, (ii) subject to ARTICLE 7 of this Lease, the taking of the Property or any portion thereof by condemnation, requisition or otherwise, or (iii) subject to ARTICLE 6, ARTICLE 7 and ARTICLE 8 of this Lease, the prohibition, limitation or restriction of Lessee’s use of all or any part of the Property, or any interference with such use, unless caused by Lessor or any employee, agent, contractor, representative, licensee or invitee of Lessor.

ARTICLE 24

Hazardous Material.

24.01.     Lessee (i) shall comply, and cause the Property to comply, in all material respects, with all Environmental Laws (as hereinafter defined) applicable to the Property (including, without limitation, the making of all submissions to governmental authorities required by Environmental Laws and the carrying out of any remediation program specified by such authority), (ii) shall prohibit the use of the Property for the generation, manufacture, refinement, production, or processing of any Hazardous Material (as hereinafter defined) or for the storage, handling, transfer or transportation of any Hazardous Material, (iii) shall not permit to remain, install or permit the installation on the Property of any surface impoundments, underground storage tanks, or asbestos or asbestos-containing materials, and (iv) shall cause any alterations of the Property to be done in a way so as to not expose in an unsafe manner the persons working on or visiting the Property to Hazardous Materials, and in connection with any such alterations, shall remove, in compliance with Environmental Laws, any Hazardous Materials present upon the Property which are not in compliance with Environmental Laws or which present a danger to persons working on or visiting the Property.

24.02.     “Environmental Laws” means the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§6901, et. seq. (RCRA), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et. seq. (CERCLA), the Toxic Substance Control Act, as amended, 15 U.S.C. §§2601 et. seq., the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §§ 136 et. seq., and all applicable federal, state and local environmental laws, ordinances, orders, rules and regulations, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted, and any other federal, state or local laws, ordinances, orders, rules and regulations, now or hereafter existing relating to regulations or control of Hazardous Materials. The term “Hazardous Materials” as used in this Lease shall mean substances defined as “hazardous substances”, “hazardous materials”, “hazardous wastes” or “toxic substances” in any applicable federal, state or local statute, rule, regulation or determination, including the Environmental Laws, and asbestos, polychlorinated biphenyls, radioactive substances, methane, volatile hydrocarbons, petroleum or petroleum-derived substances or wastes, radon, industrial solvents or any other material as may be specified in applicable law or regulations; provided, however, Hazardous Materials shall not include, and nothing contained in this Lease will be deemed to prohibit the use of, normal quantities of office supplies, household cleaners and other products customarily used in the conduct of general office, business or industrial uses similar to the uses of the Property permitted under this Lease.

24.03.     Lessee shall pay, indemnify and save harmless Lessor, from all liability, claims, demands, damages, losses and other reasonable expenses and costs of every kind and description to which Lessor is subjected as a result of the discharge or release onto the Property of Hazardous Materials which occurs after the Term commences, and as the direct result of a discharge or release onto the Property of Hazardous Materials by Lessee or its agents or employees; provided, however, that such indemnification shall not be applicable to the extent of matters for which Lessor indemnifies Lessee pursuant to Section 24.04.

24.04.     Lessor shall pay, indemnify and save harmless Lessee from all liability, claims, demands, damages, losses and other reasonable expenses and costs of every kind and description to which Lessee is subjected as a result of the discharge or release onto the Property of Hazardous Materials which either (a) occurs after the Term commences, and as the direct result of a discharge or release onto the Property of Hazardous Materials which is due to an act of Lessor or its agents or employees, or (b) for any discharge or release of Hazardous Materials onto the Property, or any other conditions of the Property existing prior to commencement of the Term.

ARTICLE 25

Miscellaneous.

25.01.     Lessor and Lessee hereby warrant and represent to each other that there are no broker or finder fees or any real estate commissions claiming by or through Lessor or Lessee due any broker, agent, or other party in connection with the negotiation or execution of this Lease, and Lessee hereby agrees to indemnify and hold Lessor harmless from and against any and all costs, expenses, liabilities, causes of action, claims or suits in connection with compensation, commissions, fees, or other sums claimed to be due or owing to any party (other than the Brokers) with respect to the negotiation or execution of this Lease, claiming by or through Lessee. Similarly, Lessor agrees to indemnify and hold Lessee harmless from and against any and all costs, expenses, liabilities, causes of action, claims or suits in connection with compensation, commissions, fees, or other sums claimed to be due or owing to any party (including the Brokers) with respect to the negotiation or execution of this Lease claiming by or through the Lessor. The indemnification provisions of this Section 25.01 shall survive the expiration or earlier termination of this Lease.

25.02.     If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision shall be valid and be enforced to the fullest extent permitted by law.

25.03.     Each party agrees at any time, and from time to time, upon not less than ten (10) days’ prior written request from the other party, to execute, acknowledge and deliver to the other party a statement in writing, certifying (if true) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), the dates to which the Net Rent and Additional Rent have been paid and whether or not to the best knowledge of the party executing such statement an Event of Default exists under this Lease or whether any events have occurred which, with the giving of notice or the passage of time, or both, could constitute an Event of Default hereunder, it being intended that any such statement delivered pursuant to this Section may be relied upon by the party which requested the statement to be executed and by any prospective transferee or assignee of this Lease from Lessor or Lessee, any fee mortgagee or purchaser of the fee interest in the Property and any Leasehold Mortgagee.

25.04.     Promptly upon the request of either party, either party may record a memorandum of this Lease and any amendments thereto. If a memorandum is to be recorded, the parties shall execute, acknowledge and deliver a memorandum hereof in recordable form, prepared by Lessee, the form and substance of which shall conform to applicable law, but may contain such other provisions of this Lease or the substance thereof, as either party may reasonably require, excepting rental provisions. The foregoing shall also apply with respect to each modification of this Lease.

25.05.     Whenever in this Lease Lessor covenants not to unreasonably withhold or delay its consent or approval, if Lessor shall refuse such consent or approval, then Lessee’s sole remedy shall be for specific performance of any such covenant and in no event shall Lessee be entitled to any money damages for a breach of such covenant.

25.06.     Notwithstanding anything contained to the contrary in this Lease, whether express or implied, it is agreed that Lessee will look only to Lessor’s fee interest in and to the Property for the collection of any judgment (or other judicial process) requiring the payment of money by Lessor in the event of a breach or default under this Lease by Lessor, and no other property or assets of Lessor or its directors, officers, shareholders, partners, joint venturers or other principals (disclosed or undisclosed) shall be subject to suit or to levy, execution or other enforcement procedures for the satisfaction of any such judgment (or other judicial process).

25.07.     Lessee shall at all times keep and maintain full and correct records and books of account of the operations of the Property in accordance with generally accepted accounting principles consistently applied and shall accurately record and preserve the records of such operations. During the existence of an Event of Default, Lessee shall permit Lessor and Lessor’s accountants and fee mortgagees access thereto, with the right to make copies and excerpts therefrom at Lessor’s and such accountants’ and fee mortgagees’ sole cost and expense; provided, however, any such access shall only be provided at reasonable times and hours and only upon reasonable written notice to Lessee for such purposes, and Lessor and Lessor’s accountants and fee mortgagees shall not cause any unreasonable interference with Lessee’s business operations on the Property as a result of any such access.

25.08.     The captions of this Lease are for convenience of reference only and in no way define, limit or describe the scope or intent of this Lease or of any provisions thereof, or in any way affect this Lease.

25.09.     The use herein of (i) the singular shall include the plural, and (ii) the neuter pronoun in any reference to Lessor or Lessee shall be deemed to include any individual Lessor or Lessee.

25.10.     This Lease shall be governed by the laws of the State of Texas in all respects including, without limitation, the validity, construction and performance thereof. Notwithstanding the foregoing, this Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.

25.11.     There shall be no merger of the leasehold estate created hereby by reason of the fact that the same person or entity may own directly or indirectly, (1) the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (2) the fee estate in the Property. Notwithstanding any such combined ownership, this Lease shall continue in full force and effect until terminated by an instrument executed by both Lessor and Lessee and consented to by any fee mortgagee(s).

25.12.     Should either party employ attorneys to enforce any of the provisions of this Lease, the non-prevailing party in any final judgment agrees to pay the prevailing party all reasonable costs, charges and expenses, including attorneys’ fees, expended or incurred in connection therewith, including pretrial, trial and all appellate levels. All references in this Lease to the attorneys’ fees will also be deemed to include fees of all legal assistants, fees of the in-house legal staff of Lessor, Lessee and either party’s affiliates, as applicable, and will include all fees incurred through all post-judgment and appellate levels.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, Lessor and Lessee have caused this Lease to be executed as of the Effective Date.

LESSOR:

KURT CHEW, LLC, a Texas limited liability company

By:	/s/ Kurt Chew
Name:	Kurt Chew, LLC
Title:	Member

LESSEE:

AUSTIN CHALK PETROLEUM SERVICES CORP., a Texas corporation

By:	/s/ Kurt Chew

By:	/s/ Munawar Hidayatallah
Name:	Munawar Hidayatallah
Title:	Chief Executive Officer

Signature Page to
Amended and Restated
Lease Agreement

EXHIBIT “A”

LEGAL DESCRIPTION OF THE LAND

TRACT ONE:  2.50 acres of land, more or less, out of the Jesse Barker Survey, Abstract Number 32, Lee County, Texas, being more particularly described in Exhibit “A-1” attached hereto and made a part hereof.

TRACT TWO:  2.50 acres of land, more or less, out of the Jesse Barker Survey, Abstract Number 32, Lee County, Texas, being more particularly described in Exhibit “A-2” attached hereto and made a part hereof.

TRACT THREE:  2.50 acres of land, more or less, out of the Jesse Barker Survey, Abstract Number 32, Lee County, Texas, being more particularly described in Exhibit “A-3” attached hereto and made a part hereof.

TRACTS ONE, TWO AND THREE are shown on the survey attached hereto at Exhibit “A-4”.